FOR IMMEDIATE RELEASE

DISNEY LICENSES CONTENTGUARD DIGITAL RIGHTS MANAGEMENT

Kirkland, WA. September 15, 2017 – ContentGuard Holdings, Inc. (“ContentGuard”), a subsidiary of Pendrell Corporation (NASDAQ: PCO), today announced a licensing agreement with The Walt Disney Company (“Disney”), a worldwide leader in creating and distributing digital media and entertainment content. The licensing agreement provides Disney the right to use ContentGuard’s digital rights management (DRM) technology to digitally distribute its motion pictures to theaters around the world.

“Disney joins Warner Bros and Sony Entertainment as licensees of the ContentGuard technology,” commented James Baker, vice president of licensing and strategic development for ContentGuard. “We’re pleased to be licensing our DRM technology to Disney as they continue to offer the best in digital entertainment and break box office records around the world.”

Additional terms of the licensing agreement are not being disclosed.

ABOUT CONTENTGUARD

Since its start at Xerox’s world-renowned PARC research center in the 1990s, ContentGuard has been a leading inventor, developer and licensor of digital rights management (DRM) and related content distribution patents and technologies. ContentGuard’s intellectual property (IP) portfolio features more than 200 issued patents and pending patent applications worldwide. ContentGuard has licensed its technology to leading technology and media companies, including Amazon, DIRECTV, Time Warner, Sony, Microsoft Corporation, Nokia, among others. For more information about ContentGuard and its technology and licensing programs, please visit www.contentguard.com.

Contact:

DJ Allenby
Pendrell Corporation
425-278-7124
dj.allenby@pendrell.com